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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                                V.F. CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



              PENNSYLVANIA                                 23-1180120
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(State of incorporation or organization)       (IRS Employer Identification No.)


          1047 North Park Road
        Wyomissing, Pennsylvania                             19610
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(Address of principal executive offices)                   (Zip Code)


If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: / /

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: / /



Securities Act registration statement file number to which this form relates:
     n/a
-------------
If applicable



       Securities to be registered pursuant to Section 12(b) of the Act:

            TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH
            TO BE SO REGISTERED                   EACH CLASS IS TO BE REGISTERED
-------------------------------------------       ------------------------------
Series A Participating Cumulative Preferred          New York Stock Exchange
           Stock Purchase Rights                      Pacific Stock Exchange



       Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
       -----------------------------------------------------------------
                                (Title of Class)
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ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         On October 15, 1997, the Board of Directors of V.F. Corporation (the "Company") declared a dividend of one preferred stock purchase right (a "Right") for each outstanding share of common stock, no par value (the "Common Stock"), of the Company payable to holders of record immediately prior to the opening of business on January 26, 1998 (the "Record Date").

         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock, and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. After the Distribution Date, the Rights Agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date, and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" means the earlier of (i) the tenth day (or such later day as may be designated by a majority of the Continuing Directors (as hereinafter defined)) after the date (the "Stock Acquisition Date") of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary) has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (an "Acquiring Person") and (ii) the tenth business day (or such later day as may be designated by a majority of the Continuing Directors) after the date of the commencement of a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date, each Right will be exercisable to purchase, for $175 (the "Purchase Price"), one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The terms and conditions of the Rights are set forth in a Rights Agreement dated as of October 22, 1997 between the Company and First Chicago Trust Company of New York, as Rights Agent (the "Rights Agreement"), a copy of which is attached as an exhibit hereto and the description thereof is qualified in its entirety by reference thereto.

         If any person becomes an Acquiring Person, each Right (other than Rights beneficially owned by the Acquiring Person and certain affiliated persons) will entitle the holder to purchase, for the Purchase Price, a number of shares of Common Stock having a market value of twice the Purchase Price.

         If, after any person has become an Acquiring Person, (1) the Company is involved in a merger or other business combination in which the Company is not the surviving corporation or its Common Stock is exchanged for other securities or assets or (2) the Company and/or one or more of its subsidiaries sell or otherwise transfer assets or earning power aggregating more than 50% of the assets or earning power of the Company and its subsidiaries, taken as a whole, then each Right will entitle the holder to purchase, for the Purchase Price, a number of shares of common stock of the other party to such business combination or sale (or in certain circumstances, an affiliate) having a market value of twice the Purchase Price.

         At any time after any person has become an Acquiring Person (but before any person becomes the beneficial owner of 50% or more of the outstanding shares of Common Stock), a majority of the Continuing Directors may exchange all or part of the Rights (other than Rights beneficially owned by an Acquiring Person and certain affiliated persons) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right.

         The Board of Directors may redeem all of the Rights at a price of $.01 per Right at any time prior to the close of business on the tenth day after the Stock Acquisition Date (or such later date as may be designated by a majority of the Continuing Directors). On or after the Stock Acquisition Date, or if authorization for redemption occurs on or within one year of the date of a change (resulting from a proxy or consent solicitation) in a majority of the directors of the Company in office at the commencement of such solicitation by a person who intends to become an Acquiring Person, the Rights may be redeemed only if there are Continuing Directors in office and only with the concurrence of a majority of Continuing Directors.




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         "Continuing Director" means any member of the Board of Directors who was a member of the Board prior to the time an Acquiring Person becomes such or any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors. Continuing Directors do not include an Acquiring Person, an affiliate or associate of an Acquiring Person or any representative or nominee of the foregoing.

         The Rights will expire on January 25, 2008, unless earlier exchanged or redeemed.

         Prior to the Distribution Date, the Rights Agreement may be amended in any respect. After the Distribution Date, the Rights Agreement may be amended in any respect that does not adversely affect Rights holders (other than any Acquiring Person and certain affiliated persons). After any person has become an Acquiring Person, the Rights Agreement may be amended only with the approval of a majority of the Continuing Directors.

         Rights holders have no rights as a stockholder of the Company, including the right to vote and to receive dividends.

         The Rights Agreement includes antidilution provisions designed to prevent efforts to diminish the effectiveness of the Rights.

         As of January 3, 1998, there were 121,225,298 shares of Common Stock outstanding and 10,914,697 shares reserved for issuance under the Company's stock option plans and 2,919,711.60 shares reserved for issuance upon conversion of the Company's Series B ESOP Convertible Preferred Stock. Each outstanding share of Common Stock on the Record Date will receive one Right. Shares of Common Stock issued after the Record Date and prior to the Distribution Date will be issued with a Right attached so that all shares of Common Stock outstanding prior to the Distribution Date will have Rights attached. 4,000,000 shares of Preferred Stock have been reserved for issuance upon exercise of the Rights.

         The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person that attempts to acquire the Company without a condition to such an offer that a substantial number of the Rights be acquired or that the Rights be redeemed or declared invalid. The Rights should not interfere with any merger or other business combination approved by the Board of Directors (under some circumstances, with the concurrence of the Continuing Directors) since the Rights may be redeemed by the Company as described above.

         While the dividend of the Rights will not be taxable to stockholders or to the Company, stockholders or the Company may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable as set forth above.

ITEM 2. EXHIBITS

1. Form of Rights Agreement dated as of October 22, 1997, between V.F. Corporation and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit B thereto the form of Right Certificate.




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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereto duly authorized.

                                   V.F. CORPORATION



                                   By: /s/  Candace S. Cummings
                                       -----------------------------------------
                                       Name:  Candace S. Cummings
                                       Title: Vice President - Administration
                                              and General Counsel


Dated: January   , 1998




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